EXHIBIT (2)(C)

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT, dated and made effective as of January 1, 2021 (this “Amendment”), is entered into by GK DEVELOPMENT, INC., an Illinois corporation (the “Manager”).

WHEREAS, the Manager is a party to that certain Limited Liability Company Agreement of GK Investment Property Holdings II, LLC, a Delaware limited liability company, dated as of July 11, 2019 (the “Operating Agreement”) (capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Operating Agreement);

WHEREAS, contemporaneously with the execution hereof, Garo Kholamian, as the sole Class A Member, has effectuated a Transfer of his Units in accordance with the Percentage Interests set forth on the attached Exhibit A to: the Declaration Establishing Garo Kholamian Revocable Trust dated January 4, 2007, the Declaration Establishing Nancy Kholamian Revocable Trust dated January 4, 2007, the Charlene M. Mast Trust dated April 8, 2010, Susan Dewar, Melissa Pielet, Evan Shtulman, Gregory Kveton, Steven Higdon, and James Kholamian; and

WHEREAS, pursuant to Section 9.1(e) of the Operating Agreement, upon the occurrence of any Transfer, or any change to the Percentage Interests of any Member, the Manager may amend Exhibit A to the Operating Agreement to reflect such change.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, the Manager hereby agrees as follows:

1. Amendment of the Operating Agreement. Pursuant to Section 9.1(e) of the Operating Agreement, the Operating Agreement is hereby amended to reflect the Transfer by replacing in its entirety Exhibit A to the Operating Agreement with Exhibit A to this Amendment. The Manager shall reflect the Transfer evidenced by this Amendment in the books and records of the Company.

2. Ratification. Except as expressly amended above, the Operating Agreement shall remain in full force and effect in accordance with its terms.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

MANAGER:

GK DEVELOPMENT, INC., an Illinois Corporation

By:	/s/ Garo Kholamian
Name:	Garo Kholamian
Title:	President

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EXHIBIT A

Name of Member	Class A Units	Percentage Interest
DECLARATION ESTABLISHING GARO KHOLAMIAN REVOCABLE TRUST, dated January 4, 2007	40	40.00%
DECLARATION ESTABLISHING NANCY KHOLAMIAN REVOCABLE TRUST, dated January 4, 2007	37	37.00%
CHARLENE M. MAST TRUST, dated April 8, 2010	4	4.00%
Susan Dewar	5	5.00%
Melissa Pielet	4	4.00%
Evan Shtulman	3	3.00%
Gregory Kveton		3.00%
Steve Higdon	2	2.00%
James Kholamian	2	2.00%
Total	100	100%

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